Exhibit 99.1

Victory Capital Reports February 2020 Assets Under Management

SAN ANTONIO, Texas--(BUSINESS WIRE)--March 11, 2020--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $142.4 billion on February 29, 2020.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)

	As of:
By Asset Class	February 29, 2020	January 31, 2020
Fixed Income	$38,892	$38,590
Solutions	29,270	31,492
U.S. Mid Cap Equity	23,172	25,612
U.S. Small Cap Equity	15,116	16,681
U.S. Large Cap Equity	12,747	13,955
Global / Non-U.S. Equity	11,306	12,202
Other	179	203
Total Long-Term Assets	$130,682	$138,733
Money Market Assets	11,750	11,599
Total Assets Under Management	$142,432	$150,333

By Vehicle
Mutual Funds[2]	$111,995	$117,669
Separate Accounts and Other Vehicles[3]	26,656	28,551
ETFs	3,780	4,113
Total Assets Under Management	$142,432	$150,333

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts and unified managed accounts.

About Victory Capital

Victory Capital is a diversified global asset management firm with $142.4 billion in assets under management as of February 29, 2020. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With nine autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, rules-based and active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us on Twitter and LinkedIn.

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com